================================================================================

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under sec.240.14a-12


                             PRESTIGE BANCORP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2)of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


================================================================================

                             PRESTIGE BANCORP, INC.
                     710 Old Clairton Road, Pittsburgh, PA
                 15236-4300 - 412-655-1190 - (Fax) 412-655-2114

March 28, 2001

Dear Stockholder:

     It is my pleasure to invite you to attend the Annual Meeting of Stockholders (the "Meeting") of Prestige Bancorp, Inc. (the "Company"). The Meeting will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on Wednesday, April 25, 2001 at 10:30 A.M., local time. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the Meeting which includes the election of three Directors to the Company's Board of Directors and the ratification of auditors for the Company. The Board of Directors recommends a vote "FOR" each of the director nominees endorsed by the Board of Directors of the Company and the ratification of the auditors for the Company.

     It is very important that your shares be voted at the Meeting regardless of the number you own or whether you are able to attend the Meeting in person. If you support the nominees for the Board of Directors of the Company who have been endorsed by the Board of Directors, we urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Meeting. This will not prevent you from voting in person, but will ensure that your vote for management's recommendations is counted if you are unable to attend.

     On behalf of the Board of Directors and employees of the Company and Prestige Bank, we look forward to earning your trust and building support as we move forward in 2001. We thank you for your continued interest and support and look forward to seeing you at the Meeting.

Sincerely,

/s/ Mark R. Schoen
Mark R. Schoen
Chairman of the Board, President
and Chief Executive Officer

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                  412-655-1190

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Prestige Bancorp, Inc. (the "Company") will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on Wednesday, April 25, 2001 at 10:30 A.M., local time, for the following purposes:

       I. The election of three Directors of the Company;

      II. The ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company and Prestige Bank, A Federal Savings Bank, for the fiscal year ending December 31, 2001; and

     III. To transact such other business as may properly come before the Meeting or any adjournment thereof. Management is not aware of any other such business.

     Stockholders of record at the close of business on March 12, 2001 are entitled to vote at the Meeting and any adjournment thereof. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible if you support Management's endorsed candidates for election to the Board of Directors even if you plan to attend the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Victoria A. Brown
                                          Victoria A. Brown
                                          Secretary

March 28, 2001

     YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FURTHER REQUESTS FOR PROXIES BY PROMPTLY RETURNING THE ENCLOSED PROXY. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT THE NECESSARY QUORUM MAY BE REPRESENTED AT THE MEETING. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                       PLEASANT HILLS, PENNSYLVANIA 15236
                                  412-655-1190

              ---------------------------------------------------

                                PROXY STATEMENT

              ---------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Prestige Bancorp, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting") which will be held at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania 15236, on April 25, 2001, 10:30 A.M., local time. The accompanying Notice of Meeting, Proxy Card and this Proxy Statement are being first mailed to the Company's stockholders on or about March 29, 2001. The address of the principal executive office of the Company is set forth above.

     At the Meeting, the stockholders will consider and vote upon (i) the election of three (3) Directors and (ii) the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with the holder's best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof, unless the proxy is revoked, or the stockholder who executed the proxy attends the Meeting and votes in person.

                        VOTING AND REVOCATION OF PROXIES

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if the stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTORS RECOMMENDED BY THE BOARD AND IDENTIFIED AS BELOW AND "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP FOR FISCAL YEAR 2001. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a Director where the nominee is unable to serve, or will not serve, and matters incident to the conduct of the Meeting and other matters that properly come before the meeting.

     The Board of Directors has endorsed the nomination of Ms. Patricia A. White, Mr. Michael R. Macosko and Mr. Morris Propp by the Nominating Committee of the Company for election to new three-year terms as Directors of the Company as more fully described below. Mr. John A. Stiver has been nominated by a shareholder of the Company to serve as a Director for a three-year term as more fully described below. The Board of Directors does not endorse the nomination of Mr. Stiver. Executing the enclosed proxy card will not result under any circumstance in a vote for the election of John A. Stiver to a new three year term as Director of the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Stockholders of record as of the close of business on March 12, 2001 ("Voting Record Date"), are entitled to one vote for each share of Common Stock of the Company then held. As of March 12, 2001, the Company had 946,116 shares of its common stock ("Common Stock") outstanding.

     As provided in the Articles of Incorporation of the Company, for a period of five years from the completion of the conversion of Prestige Bank, A Federal Savings Bank (the "Savings Bank") from a mutual chartered savings bank to a stock chartered savings bank (the "Conversion"), no person is permitted to beneficially own in excess of 10% of the outstanding shares of the Common Stock (the "Limit"), and any shares of the Common Stock acquired in violation of the Limit are not entitled to vote. The Conversion took place on June 27, 1996. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity.

     The presence in person or by proxy of at least a majority of the outstanding shares of the Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Meeting. In the event there are not sufficient votes for a quorum or to ratify any proposals at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies.

     As to the election of Directors as set forth in Proposal I, the proxy card being provided by the Board of Directors enables a stockholder to vote for the election of the nominees proposed by the majority of the Board of Directors, or to withhold authority to vote for one or more of the nominees being proposed by the Board of Directors. Under the Company's Bylaws, Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The three persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Meeting will be elected directors of the Company.

     As to the ratification of independent auditors as set forth in Proposal II and all other matters that may properly come before the Meeting, a stockholder may, by checking the appropriate box: (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" with respect to the item. Unless otherwise required by law, all matters shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) Broker Non-Votes, or (b) proxies marked "ABSTAIN" as to that matter.

     Persons and groups owning 5% or more of the Company's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Act of 1934, as amended (the "1934 Act"). As of March 12, 2001, management knows of no person who beneficially owns 5% or more of the Common Stock of the Company other than those individuals and the entity shown on the table immediately below. The following table sets forth as of March 12, 2001 certain information as to the Common Stock beneficially owned by the Prestige Bancorp Employee Stock Ownership Plan (the "ESOP") and each other 5% or greater stockholder of the Company and all executive officers and directors of the Company as a group.

                                 5% OR BETTER BENEFICIAL OWNERSHIP
- ---------------------------------------------------------------------------------------------------
                                                AMOUNT AND NATURE OF           PERCENT OF SHARES OF
                                               BENEFICIAL OWNERSHIP OF             COMMON STOCK
                                                 COMMON STOCK AS OF             OUTSTANDING AS OF
    NAME AND ADDRESS OF BENEFICIAL OWNER           MARCH 12, 2001                 MARCH 12, 2001
    ------------------------------------       -----------------------         --------------------
Prestige Bancorp Employee Stock Ownership
  Plan.......................................           90,812                         9.60%
710 Old Clairton Road
Pleasant Hills, PA 15236

Morris Propp.................................           89,700(1)                      9.48%
105 Commodore Drive
Jupiter, FL 33477

Jeffrey L. Gendell...........................           73,246(2)                      7.74%
Tontine Financial Partners, L.P., et al
200 Park Avenue, Suite 3900
New York, NY 10166

John A. Stiver...............................           66,962(3)                      7.08%
710 Old Clairton Road
Pleasant Hills, PA 15236

Present Directors, Executive Officers and
  Nominees as a Group (9 persons)............          237,063(4)(5)(6)               25.06%

- ---------------

(1) Based on a Schedule 13D filed on May 31, 2000 on behalf of Morris Propp and Melvin Heller.

(2) Based on a Schedule 13D filed on January 2, 2001 on behalf of Tontine Financial Partners, L.P., Tontine Management, L.L.C. and Jeffrey L. Gendell.

(3) John A. Stiver is a Director of the Company. This figure is based on an Officer and Director Questionnaire completed by Mr. Stiver in connection with the preparation of this Proxy Statement. This figure includes 930 shares of Common Stock awarded to Mr. Stiver, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Stiver possesses the power to direct the exercise of voting rights. This figure does not include 2,370 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Stiver.

(4) For purposes of this table, the term executive officers includes all persons who were executive officers of the Company and the Savings Bank on March 12, 2001.

(5) This figure includes additional shares of Common Stock described in footnotes to the table of beneficial ownership of the Company by the Directors and Executive Officers. This figure also includes 33,534 shares of Common Stock held by Directors in a fiduciary capacity (other than related to the ESOP or the Management Retention and Recognition Plan and Trust) for another person or held by or for the benefit of family members of executive officers or directors. This figure includes unvested awards of 11,204 shares of Common Stock which have been granted to directors and executive officers of the Company and the Savings Bank under the Management Recognition and Retention Plan and Trust over which shares the named individuals possess the power to direct the exercise of voting rights and which such shares have been acquired by and held in the Management Recognition and Retention Plan and Trust. This figure also includes 3,815 shares of Common Stock owned by the ESOP which are allocated to executive officers over which such executive officers have the power to direct the exercise of voting rights. This figure includes 66,962 of Common Stock held by John A. Stiver who is a Director of the Company. Vested options of this group to purchase 27,340 shares of Common Stock were outstanding on March 12, 2001, but such shares were not included in this figure because the exercise price of such options was greater than the market price on March 12, 2001.

(6) Ownership interests of Common Stock by Directors and Executive Officers is set forth below. See "PROPOSAL I -- ELECTION OF DIRECTORS -- Information with Respect to Nominees for Directors and Continuing Directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Common Stock of the Company is registered pursuant to Section 12(g) of the 1934 Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. Based on the Company's review of such ownership reports, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis for the fiscal year ended December 31, 2000.

                       DIRECTOR AND EXECUTIVE TRANSITIONS

     John A. Stiver resigned as Chairman of the Board of Directors of the Savings Bank and Chief Executive Officer ("CEO") of the Savings Bank at the meeting of the Board of Directors of the Savings Bank held on September 20, 2000. He remained as interim CEO of the Savings Bank until a successor was named. Mark R. Schoen, a Director of the Savings Bank since 1994 and a Director of the Company since 1996, was elected Chairman of the Board of Directors of the Savings Bank at that meeting of the Board of Directors of the Savings Bank. At the October 18, 2000 Meeting of the Board of Directors of the Savings Bank, Mr. Schoen was elected the Chief Executive Officer of the Savings Bank. Mr. Stiver continued as Chairman of the Board, CEO and President of the Company. On November 15, 2000, the Board of Directors of the Company and the Board of Directors of the Savings Bank voted to terminate the employment of John A. Stiver. Mr. Schoen, at that meeting, was elected to replace Mr. Stiver as Chairman of the Board of Directors of the Company. At the November 30, 2000 Meeting of the Board of Directors of the Company, Mr. Schoen was selected the CEO of the Company. On December 29, 2000, Mr. Schoen commenced his employment as CEO of the Company and the Savings Bank.

     Mr. Stiver remained as a Director on the Board of Directors of the Savings Bank until a successor was elected on January 17, 2001 at the Annual Meeting of the Savings Bank. His term as a Director on the Board of Directors of the Company will expire at the Meeting. Mr. Stiver has been nominated as a Director of the Board of Directors of the Company by a shareholder of the Company, but the Board of Directors of the Company does not endorse his candidacy.

     On February 21, 2001, the Company's Board of Directors elected Mr. Schoen as President of the Company. Mr. Schoen thus serves as Chairman, CEO and President of the Company and as Chairman and CEO of the Savings Bank. Also on February 21, 2001, Mr. James M. Hein resigned his position as a Director of the Board of Directors of the Company. Subsequently, Mr. James A. Nania was elected by the remaining Directors of the Board of Directors of the Company to serve for the remainder of Mr. Hein's term as Director which expires at the Annual Meeting in 2003. Mr. Nania will serve as Chairman of the Company's Audit Committee. Mr. Nania's election has been approved by the Office of Thrift Supervision ("OTS").

                       PROPOSAL I--ELECTION OF DIRECTORS

     The Company's Bylaws require that Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the Directors elected each year. The Board of Directors currently consists of seven members. Three Directors will be elected at the Meeting to serve for three-year terms or until their successors are elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS AND CONTINUING DIRECTORS

     Patricia A. White, Michael R. Macosko and Morris Propp have been nominated by the Board of Directors of the Company to serve as Directors for three-year terms commencing on the date of the Meeting. John A. Stiver has been nominated by a shareholder of the Company to serve as Director for a three-year term commencing on the date of the Meeting. The Board of Directors of the Company does not recommend the election of Mr. Stiver for a new three-year term as Director of the Company. Ms. White, Mr. Macosko and Mr. Stiver are currently members of the Board of Directors. Mr. Propp has an extensive finance and investment background. Mr. Propp is not a current Director of the Company and under the terms of the Supervisory Agreement dated September 20, 2000, between the Savings Bank and the OTS (such agreement is more fully described in the Annual Report of the Company which accompanies this Proxy Statement) his service as a Director of the Company is subject to confirmation by the Company's regulatory authority, the OTS.

     In accordance with the Company's Articles of Incorporation, the Board of Directors will consider nominees for Directors from stockholders and such nominees, if properly presented to the Company in accordance with the terms of the Company's Articles of Incorporation, will be placed on the ballot at the Meeting. A stockholder of the Company may submit a nomination for the Board of Directors no later than the close of business on the sixtieth (60th) day preceding the anniversary date of the immediately preceding Annual Meeting of the stockholders of the Company. Any such nomination must conform to the requirements of the Articles of Incorporation of the Company. However, the Board of Directors determines whether or not to recommend any stockholder nominees. It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees endorsed by the Board of Directors of the Company. Each of the nominees of the Board of Directors has consented to serve as a Director if elected. If the nominees are unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board of Directors knows of no reason why the nominees might be unavailable to serve. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MS. WHITE, MR. MACOSKO AND MR. PROPP.

     The following tables set forth the nominees and the Directors continuing in office, their respective names, ages, the year each became a Director of the Company (or the Savings Bank, in the event such individual served as a Director of the Savings Bank prior to the Conversion), the expiration date of their current term as a Director, and the number and percentage of shares of the Common Stock beneficially owned. The second table also sets forth the number of shares beneficially owned and aggregate percentage of beneficial ownership by the Directors and Executive Officers as a group.

             BOARD OF DIRECTORS NOMINEES FOR TERM TO EXPIRE IN 2004
                    AND BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARE OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(1)   SINCE(2)   EXPIRE      OWNED(3)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Patricia A. White............................    54       1989      2001        23,042(4)      2.44%
Michael R. Macosko...........................    49       1992      2001        17,024(5)      1.80%
Morris Propp.................................    55        N/A       N/A        89,700(6)      9.48%
John A. Stiver...............................    56       1986      2001        66,962(7)      7.08%

    BENEFICIAL OWNERSHIP OF COMMON STOCK OF DIRECTORS CONTINUING IN OFFICE &
                               EXECUTIVE OFFICERS

                                                                                            PERCENT OF
                                                                   CURRENT    SHARES OF      SHARE OF
                                                                    TERM     COMMON STOCK     COMMON
                                                        DIRECTOR     TO      BENEFICIALLY      STOCK
                    NAME                       AGE(1)   SINCE(2)   EXPIRE      OWNED(3)     OUTSTANDING
                    ----                       ------   --------   -------   ------------   -----------
Martin W. Dowling............................    74       1992      2002         8,047(8)          *
Mark R. Schoen...............................    47       1994      2002         7,139(9)          *
Charles P. McCullough........................    46       1995      2003         8,108(10)         *
James A. Nania (11)..........................    53       2001      2003            --             *
James M. Hein, CFO...........................    37        N/A       N/A        17,041(12)      1.80%
All Directors, Nominees and Executive
  Officers As a Group (9 Persons)............    --         --        --       237,063(13)     25.06%

- ---------------

  * Does not exceed 1% of the Company's voting securities.

 (1) As of February 28, 2001.

 (2) Prior to the Conversion on June 27, 1996, the Savings Bank was a federal chartered mutual savings bank. The Company is a holding company that was created as part of the Conversion. As part of the Conversion, the then-directors of the Savings Bank were selected as Directors of the Company.

 (3) Beneficial ownership as of the Voting Record Date.

 (4) This figure also includes 3,618 shares of Common Stock awarded to Mrs. White, but not yet vested currently held by the Management Recognition and Retention Plan and Trust over which shares Mrs. White possesses the power to direct the exercise of voting rights. This figure also includes 1,961 shares of Common Stock allocated to the account of Mrs. White established under the terms of the ESOP over which shares Mrs. White possesses the power to direct the exercise of voting rights. This figure does not include 14,354 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mrs. White.

 (5) This figure includes 977 shares of Common Stock awarded to Mr. Macosko, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Macosko possesses the power to direct the exercise of voting rights. This figure does not include 1,155 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Macosko.

 (6) This figure is based on a Schedule 13D collectively filed on May 31, 2000 on behalf of Morris Propp and Melvin Heller.

 (7) This figure includes 788 shares of Common Stock held individually by Mrs. Stiver through an IRA account. This figure includes 15,093 shares of Common Stock held by C&J Leasing Co., a corporation owned 100% by Mr. Stiver. This figure includes 7,019 shares of Common Stock held by Jackson Group Ltd., a corporation owned 100% by Mr. Stiver. This figure includes 8,254 shares of Common Stock held by the John A. Stiver Profit Sharing Plan, a Trust for which John A. Stiver is the Trustee and beneficiary. This figure includes 930 shares of Common Stock awarded to Mr. Stiver, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which Mr. Stiver possesses the power to direct the exercise of voting rights. This figure is based on an Officer and Director Questionnaire completed by Mr. Stiver in connection with the preparation of this Proxy Statement. This figure does not include 2,370 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Stiver.

 (8) This figure also includes 928 shares of Common Stock awarded to Mr. Dowling, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Dowling possesses the power to direct the exercise of voting rights. This figure does not include 1,082 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Dowling.

 (9) This figure includes 627 shares of Common Stock held by Mr. Schoen or Mrs. Schoen as custodian for minor children. This figure does not include shares of Common Stock of the Company owned by the ESOP for which Mr. Schoen acts as a co-trustee. This figure does not include shares of Common Stock of the Company held in the Management Recognition and Retention Plan and Trust, for which Mr. Schoen acts as co-trustee, which are not allocated to Mr. Schoen. This figure also includes 833 shares of Common Stock awarded to Mr. Schoen, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Schoen possesses the power to direct the exercise of voting rights. This figure does not include 937 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Schoen.

(10) This figure includes 1,753 shares of Common Stock held individually by Mrs. McCullough through an IRA account. This figure also includes 784 shares of Common Stock awarded to Mr. McCullough, but not yet vested, currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. McCullough possesses the power to direct the exercise of voting rights. This figure does not include 865 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. McCullough.

(11) On January 17, 2001, the Board of Directors appointed Mr. Nania to serve the remainder of Mr. Hein's unexpired term until 2003.

(12) This figure also includes 3,136 shares of Common Stock awarded to Mr. Hein, but not yet vested currently held by the Management Recognition and Retention Plan and Trust over which shares Mr. Hein possesses the power to direct the exercise of voting rights. This figure also includes 1,854 shares of Common Stock allocated to the account of Mr. Hein established under the terms of the ESOP over which shares Mr. Hein possesses the power to direct the exercise of voting rights. This figure does not include shares of Common Stock of the Company owned by the ESOP for which Mr. Hein acts as co-trustee. This figure does not include shares of Common Stock of the Company held in the Management Recognition and Retention Plan and Trust, for which Mr. Hein acts as co-trustee, which are not allocated to Mr. Hein. This figure does not include 6,577 shares of Common Stock of the Company covered by vested options to purchase Common Stock of the Company held by Mr. Hein.

(13) See footnotes 5 and 6 to the table of "5% or Better Beneficial Ownership" set forth above.

DIRECTOR AND EXECUTIVE OFFICER BIOGRAPHICAL INFORMATION

     Set forth below are the directors and executive officers of the Company and the Savings Bank together with information concerning the principal occupations during the last five years for such directors and executive officers.

     MARTIN W. DOWLING has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1992. Mr. Dowling is a director of Jefferson Hills Real Estate, Inc. and president of Dowling Properties, Inc. He is also president of Town Hall Estates, Inc., a real estate development business. Mr. Dowling also serves as an advisory committee member of Jefferson Hospital and other healthcare-related organizations.

     JAMES M. HEIN was elected a Director of the Company by the Shareholders on April 26, 2000. On January 19, 2000, Mr. Hein was elected as a Director of the Savings Bank and appointed Chief Financial Officer of the Company. Mr. Hein is the Chief Financial Officer of the Savings Bank and has performed as such since January 1996. Prior to that time, Mr. Hein acted as the Controller of the Savings Bank. In connection with the formation of the Company and the Conversion of the Savings Bank, Mr. Hein was appointed the Controller of the Company. On February 21, 2001, Mr. Hein resigned as a Director of the Company, and James A. Nania was elected by the remaining Directors of the Company to serve the unexpired term of Mr. Hein.

     MICHAEL R. MACOSKO has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1992. Mr. Macosko is a pharmacist with Eckerd Drug, Inc. and has performed as such since 1995 with Eckerd Drug, Inc. and its predecessor Thrift Drug, Inc.

     CHARLES P. MCCULLOUGH has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1995. Mr. McCullough is an attorney and a shareholder with Tucker Arensberg, P.C., and has performed as an attorney at Tucker Arensberg, P.C. since November of 1995.

     JAMES A. NANIA was elected a Director of the Company, effective March 1, 2001, to serve the remainder of Mr. Hein's term which expires in 2003. Mr. Nania was elected a Director of the Savings Bank on January 17, 2001 for a three-year term. He has been employed by the South Hills Health System since 1986 and has performed as the Executive Vice President and Chief Financial Officer of South Hills Health System since 1994.

     MARK R. SCHOEN has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1994. Mr. Schoen was named Chairman of the Company on November 15, 2000, CEO of the Company on November 30, 2000 and President of the Company on February 21, 2001. He was elected Chairman of the Savings Bank on September 20, 2000 and the CEO of the Savings Bank on October 18, 2000. He commenced employment as the Savings Bank's CEO on December 29, 2000. Previously, Mr. Schoen was Projects Executive at e-Profile/Sanchez Corp., a provider of integrated, end-to-end operations and technology solutions to enable top-tier financial institutions to offer financial products and services. Mr. Schoen was also a senior manager of investment products and technology for SEI Investments, a company servicing the mutual fund industry, in 1999 and 2000. In 1998, Mr. Schoen was senior manager of Strategic Business Development with Pilgrim Baxter & Associates. He had been employed by Federated Investors from 1992-1998 as Director of Business Development for Financial Services and as AVP of Business and Technical Product Administration. At Mellon Bank from 1991-1992, Mr. Schoen was AVP of Product and Technical Services. He was also employed by NCR Corporation from 1979-1991. See also "Director and Executive Transitions."

     JOHN A. STIVER has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1986. Mr. Stiver served as Chairman of the Boards of Directors of the Company and the Savings Bank and on December 30, 1998 was appointed Chief Executive Officer of the Bank and the Company. Mr. Stiver resigned as Chairman and CEO of the Savings Bank at the September 20, 2000 meeting of the Board of Directors of the Savings Bank and continued as Bancorp Chairman, CEO and President of the Company. On November 15, 2000, the Board of Directors of each of the Company and the Savings Bank voted to terminate Mr. Stiver's employment. Mr. Stiver remained as a Director on the Board of Directors of the Savings Bank until a successor was elected on January 17, 2001 at the Annual Meeting of the Shareholders of the Savings Bank. His current term as a Director on the Board of Directors of the Company will expire at the Meeting. Mr. Stiver is a CPA licensed to practice in Pennsylvania since 1972 and has been a self-employed CPA since 1980. He is also president and owner of C & J Leasing Co., an equipment leasing company; president and owner of Jackson Group, Ltd., an investment company; president and owner of Miller's Mini Storage, Inc., a self-storage company; and sole owner and CEO of MS Supply, LLC. Mr. Stiver also serves as a director on all of the above companies.

     PATRICIA A. WHITE has been a Director of the Company since its formation in 1996 and a Director of the Savings Bank since 1989. On January 19, 2000, Mrs. White was elected Executive Vice President and Treasurer of the Company, and President and Treasurer of the Savings Bank. Prior to that time, she held the positions of Executive Vice President since 1989 and Corporate Secretary since 1986 with the Savings Bank. Her main duties include oversight of the marketing, compliance, security and residential and consumer loan origination areas of the Savings Bank. In connection with the formation of the Company and the Conversion, Mrs. White was also appointed Corporate Secretary of the Company. Her appointment as the Corporate Secretary of the Company and the Savings Bank concluded on January 18, 2000.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors of the Company meets on a monthly basis. Special meetings of the Board of Directors may be called by the Chairman of the Board or a majority of the Directors of the Company. During the fiscal year ending December 31, 2000, the Board of Directors met 14 times. No Director of the Company attended fewer than 97% of the total number of board meetings or committee meetings during this period. The Board of Directors of the Company has established the following committees:

     Executive Committee. The Executive Committee consists of Messrs. Schoen (Chairman), McCullough and Nania. The Executive Committee addresses policy issues of the Company which arise between meetings of the Board of Directors of the Company. The Executive Committee did not meet during 2000.

     Compensation Committee. The Compensation Committee consists of all external Directors of the Company. For the fiscal year 2000, Michael R. Macosko was the chairman of the Compensation Committee. The Compensation Committee sets the level of compensation of the executive officers of the Company and the Savings Bank (other than compensation in the form of stock option and stock compensation awards). The Compensation Committee met twice in 2000.

     Nominating Committee. The Nominating Committee for the Meeting consisted of Messrs. Schoen, McCullough, Dowling and Hein. Mr. Schoen was the chairman of the Nominating Committee. The Nominating Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting of Shareholders. The Company's Bylaws provides for the possibility of shareholder nominations for directorships. Such nominations must be made by timely written notice to the Secretary of the Company and contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Securities and Exchange Act of 1934. For additional information, see "Information With Respect to

Nominees for Directors" under "PROPOSAL I - ELECTION OF DIRECTORS." The Nominating Committee met on February 26, 2001.

     Audit Committee. The Audit Committee consists of Messrs. Nania (Chairman), Dowling and Macosko. The Committee recommends engagement of the external auditors of the Company and the Savings Bank and reviews the audit reports of the external auditors and of the internal auditor of the Savings Bank and the Company. Additionally, the Committee reviews the Company's financial statements, internal controls, processes and policies. This Committee functions for both the Company and the Savings Bank. In accordance with new National Association of Securities Dealers standards on audit committee independence, all members of the Company's Audit Committee are independent. In addition, the Audit Committee Charter was adopted in May 2000 and is shown as Appendix A. The Audit Committee met four times during 2000.

     Report of the Audit Committee. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees," as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with the independent auditors their independence.

     The Audit Committee received the following information concerning the fees of the independent accountants for the year ended December 31, 2000, and have considered whether the provisions of these services is compatible with maintaining the independence of the independent auditors:

- -    Audit Fees (including review of 10-Qs).............  $78,000
- -    Financial Information Systems Design and
     Implementation Fees................................       --
- -    All other Fees.....................................  $45,500

     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.
                                          James A. Nania, Chairman
                                          Martin W. Dowling
                                          Michael R. Macosko

DIRECTORS' COMPENSATION

     There is no separate Board of Directors' fee for the meetings of the Board of Directors of the Company. Currently, external Directors of the Savings Bank are paid $800 and internal Directors of the Savings Bank are paid $500 per meeting. External Directors of the Company or the Savings Bank also receive $250 for each committee meeting attended for the Company or the Savings Bank. In addition, both the Savings Bank and the Company each pays its Chairman of the Board a chairman's fee of $500 per month. The aggregate amount of fees paid to the Directors of the Company and the Savings Bank for the year ended December 31, 2000 for all board and committee meetings of the Company and the Savings Bank was $107,400.

     The Board of Directors of the Company adopted a Stock Option Plan and a Management Recognition and Retention Plan for the fiscal years ending December 31, 1997 and thereafter. Under these plans the non-employee directors are awarded stock options and stock on a formula basis. See "PROPOSAL I -- ELECTION OF DIRECTORS -- Benefits -- Stock Option Plan and Management Recognition and Retention Plan."

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company and the Savings Bank for services rendered in all capacities during the year ended December 31, 2000 to the Chief Executive Officer of the Company and Savings Bank and President of the Company. No other executive officer of the Company or the Savings Bank received an annual salary plus bonuses during the fiscal year in an amount exceeding $100,000.

                         SUMMARY COMPENSATION FOR 2000

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                    AWARDS(1)
                                                                             ------------------------
                                                                                          SECURITIES
                                                                             RESTRICTED   UNDERLYING
                                                              OTHER ANNUAL     STOCK       OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR(2)    SALARY      BONUS    COMPENSATION    AWARD(S)    SARS(#)(3)    COMPENSATION
- ---------------------------   -------   --------    -------   ------------   ----------   -----------   ------------
John A. Stiver (4)             2000     $131,250(5) $45,227     $     --        $--             --        $14,760(6)
former Chairman of the         1999     $150,000    $54,036     $     --        $--             --        $ 7,755(7)
Board and Chief Executive      1998     $     --    $    --     $120,000(8)     $--         12,841        $    --
Officer of the Company and
Savings Bank and President
of the Company

Mark R. Schoen (9)             2000     $      0    $     0                     $--             --(10)    $25,282(11)
Chairman of the Board and
Chief Executive Officer of
the Company and Savings Bank
and President of the Company

- ---------------

 (1) The Company adopted a Stock Option Plan and a Management Recognition and Retention Plan at the 1997 Annual Meeting.

 (2) All compensation was paid by the Savings Bank. In 2000, the Company reimbursed the Savings Bank for services rendered by Bank employees on behalf of the Company under a reimbursement agreement.

 (3) No stock appreciation rights ("SARs") were granted. This column is the then current number of shares of Common Stock which can be purchased upon the exercise of vested stock options.

 (4) Mr. Stiver was employed by the Company and the Savings Bank until terminated by the Board of Directors on November 15, 2000.

 (5) This was the amount of Mr. Stiver's $150,000 annual salary paid through the date of termination on November 15, 2000.

 (6) Upon Mr. Stiver's termination, he was paid $12,660 in accrued vacation and received $2,100 in Board and Committee fees as he became a non-employee Director.

 (7) This amount was the fair market value of the Common Stock for the year ending December 31, 1999 as of the date of allocation for 1999 from the ESOP share suspension account to the account maintained by the ESOP for Mr. Stiver. This award has since been forfeited in conjunction with Mr. Stiver's termination of employment as no vesting occurred.

 (8) Mr. Stiver received a $10,000 monthly stipend in 1998 as Chairman of the Board of Directors. No other fees for board meetings or committee meetings were paid in 1998 to Mr. Stiver.

 (9) Mr. Schoen's employment commenced on December 29, 2000, but on such date the last pay period for the Savings Bank and the Company for fiscal year 2000 had closed. The first pay drawn by Mr. Schoen was received on January 12, 2001.

(10) Mr. Schoen has received no stock appreciation rights or options since his appointment as Chairman of the Board, Chief Executive Officer and President of the Company and Chairman of the Board and Chief Executive Officer of the Savings Bank. He does hold options to purchase 1,770 shares of Common Stock of the Company (937 of which are vested) which were awarded to him under the formula method described below prior to such appointment for service as a Director. See "Benefits -- Stock Option Plan."

(11) Mr. Schoen received board meeting fees and committee meeting fees of $7,550 prior to the time he was appointed Chairman of the Board of the Savings Bank and board meeting fees and committee meeting fees of $7,000 after he was appointed Chairman of the Board of the Savings Bank. In addition Mr. Schoen received aggregate fees as Chairman of the Boards of the Company and of the Savings Bank for the months of September, October, November and December of 2000 of $3,000. Mr. Schoen received reimbursement for travel and moving expenses during calendar year 2000 in the amount of $7,732.

                           OPTION/SAR GRANTS FOR 2000

     There were no stock options granted to executive officers in 2000. In addition, no shares were acquired as the result of exercising vested options by either executive officers or directors in 2000.

  AGGREGATED OPTION/SAR EXERCISED IN 2000/DECEMBER 31, 2000 OPTION/SAR VALUES

                                                                       NUMBER OF         VALUE OF
                                                                      SECURITIES        UNEXERCISED
                                                                      UNEXERCISED      IN-THE-MONEY
                                                                    OPTIONS/SARS AT   OPTIONS/SARS AT
                                                                       FY-END(#)          FY-END
                                             SHARES                 ---------------   ---------------
                                           ACQUIRED ON    VALUE      EXERCISABLE/      EXERCISABLE/
                  NAME                     EXERCISE(#)   REALIZED    UNEXERCISABLE     UNEXERCISABLE
                  ----                     -----------   --------   ---------------   ---------------
John A. Stiver...........................      --        $  --        3,630/1,160          $0/0
former Chairman of the Board and Chief
Executive Officer of the Company and the
Savings Bank and President of the Company
Mark R. Schoen(1)........................      --           --            937/833          $0/0
Chairman of the Board and Chief Executive
Officer of the Company and the Savings
Bank and President of the Company

- ---------------

(1) Mr. Schoen holds options to purchase 1,770 shares of Common Stock of the Company (937 of which are vested) which were awarded to him under the formula method described below prior to such appointment for service as a Director prior to his executive appointment. See "Benefits -- Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation of the executive officers of the Company and the Savings Bank is set annually by the Compensation Committee of the Company. Salaries of the executive officers of the Savings Bank cover the services provided for both the Savings Bank and the Company. There is no separate salary for service as an officer of the Company. However, during 2000 the OTS required that the Company and the Savings Bank, implement a reimbursement program whereby the Savings Bank is reimbursed by the Company for services rendered to the Company by Savings Bank employees. The Compensation Committee of the Company consists of all external Directors. For calendar year 2000, the Compensation Committee met twice. This Committee consisted of Michael R. Macosko (chairman), Martin W. Dowling and Charles P. McCullough. Each of these gentlemen participated in establishing executive compensation for the officers of the Company and the Savings Bank. No raises in executive compensation were recommended for fiscal year 2001. The Boards of Directors of the Company and the Savings Bank concurred with this recommendation.

     As of December 31, 2000, John A. Stiver, the former Chief Executive Officer and the Chairman of the Board of Directors of the Company and the Savings Bank, and C&J Leasing Co. (of which Mr. Stiver is owner) have borrowings from the Company and the Savings Bank with a total aggregate balance of $675,364. The largest aggregate balance during 2000 of Mr. Stiver's loans (and his affiliates) was $680,275. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Stiver also leases space from the Savings Bank for his offices at an annual rental of $13,800, which management believes is generally comparable to rates chargeable to unrelated third parties for rentals of similar space. Please see "Executive Compensation" above for the compensation earned by Mr. Stiver as Chief Executive Officer until his termination on November 15, 2000.

     As Chairman, Chief Executive Officer and President of the Savings Bank, Mr. Stiver executed and issued on December 9, 1999, under his signature Letter of Credit No. V0036 of the Savings Bank in the stated amount of US$627,243 for the account of M-S Supply Company, LLC ("M-S Supply") and for the benefit of the Rashtriya Ispat Nigam Limited, Visakhapatnam, India. Mr. Stiver is an owner of, and CEO of, M-S Supply. Pursuant to subsequent amendments to the Letter of Credit, the stated amount of the Letter of Credit was increased to US$645,000. This Letter of Credit was not presented to loan committee or the Board of Directors of the Savings Bank for approval. The Savings Bank received no fees or other compensation for issuance of the Letter of Credit. No collateral was posted to secure the reimbursement obligation of M-S Supply. The beneficiary of the Letter of Credit drew on the Letter of Credit on January 14, 2000, and the Savings Bank has been fully reimbursed for the drawings presented under the Letter of Credit. The Board of Directors became aware of this credit arrangement in November, 2000. The Board of Directors believes that the Savings Bank has no further obligations under this Letter of Credit.

     In addition, Mr. Stiver's accounting firm prepared the federal and state tax returns and filings of the Company and the Savings Bank and during 2000 received fees of $5,900 for this service. Another accounting firm has been retained to prepare the federal and state tax returns and filings of the Company and the Savings Bank due during 2001.

     Effective December 30, 1998, the Company had committed to make a loan to Mr. Stiver of $250,000 as part of the terms of his employment contract. The Board of Directors believes that the terms of this loan, including interest rate, repayment schedule and assignment of life insurance as collateral, are comparable to terms available to third party borrowers of the Savings Bank. As of December 31, 2000, the outstanding balance of this loan was $217,029. The termination of Mr. Stiver's employment contract has no effect on the terms of this loan.

     The Board of Directors approved a mortgage on the personal residence of Mr. Schoen for $212,710 at a five-year adjustable rate of 7.75% for a term of 30 years. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     The Board of Directors approved a line of credit of $178,000 for Mr. Macosko secured by a first lien mortgage on the personal residence of Mr. Macosko. The outstanding balance under this line of credit bears interest at a variable rate based on the prime rate. All outstandings under this line of credit shall be due and payable, if not previously paid, on August 1, 2015. The outstanding principal balance of this line of credit on December 31, 2000 was $6,609. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     Charles P. McCullough, a Director of the Savings Bank, is an attorney and a shareholder with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company with respect to certain legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue.

     George Brikis became a Director of the Savings Bank on January 17, 2001. Mr. Brikis is a financial consultant and the owner of Brikis Financial Services Co., which has been retained by the Savings Bank with respect to certain financial matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue. Mr. Brikis commenced his consulting work for the Savings Bank on October 16, 2000 and received payments of $16,265 for work in 2000. Mr. Brikis will receive consulting fees of $16,000 for each month of work through April 2001.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Salaried Executive Officers. The salaried executive officers of the Company and the Savings Bank consist of Mr. Mark. R. Schoen (Chief Executive Officer and President of the Company and Chief Executive Officer of the Savings Bank), Mrs. Patricia A. White (Executive Vice President and Treasurer of the Company and President and Treasurer of the Savings Bank) and Mr. James M. Hein (Chief Financial Officer of the Company and the Savings Bank). The salaries of Messrs. Schoen and Hein and Mrs. White are set at the Savings Bank level. No separate salary is paid for service as an officer of the Company. However, the Company and the Savings Bank have entered into a reimbursement agreement whereby the Company reimburses the Savings Bank for such work performed by such officers on matters of the Company.

     Mr. Schoen, Chairman and Chief Executive Officer of both the Company and the Savings Bank and President of the Company, became a full-time employee on December 29, 2000 and will receive a base salary of $120,000 as of January 1, 2001. Mr. Schoen also receives travel expenses of $250 per month and reimbursement for educational expenses, including tuition, for the executive masters program he attends at the University of Pennsylvania. For calendar year 2001, the Company estimates such educational expenses will be $36,000. Mr. Schoen is paid a monthly Chairman fee of $500 by both the Company and the Savings Bank. As an internal Savings Bank Director, Mr. Schoen receives $500 per Savings Bank Board Meeting, but he does not receive any committee fees.

     Report of Compensation Committee. The Compensation Committee meets annually to review compensation paid to senior management. The Compensation Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Savings Bank market area, including institutions with total assets of $200 million. Although the Compensation Committee does not specifically set compensation levels for executive officers based on whether particular financial goals have been achieved by the Savings Bank, the Compensation Committee does consider the overall profitability of the Savings Bank when making these decisions. With respect to each particular employee, his or her particular contributions to the Savings Bank over the past year are also evaluated. The Compensation Committee formulates a recommendation on compensation and presents such recommendation to the Board of Directors of the Savings Bank. The executive officers of the Company and the Savings Bank abstain from board discussions with respect to executive compensation. No raises in executive compensation were recommended for fiscal year 2001. The Board of Directors of the Company and the Savings Bank concurred with this recommendation.

                                          Michael R. Macosko, Chairman
                                          Martin W. Dowling
                                          Charles P. McCullough

     The following is a graph comparing the Company's cumulative total shareholder returns with the performance of the NASDAQ Stock Market index (US Companies), the NASDAQ Financial Stocks index and the stock index for thrift institutions with less than $250 million in assets maintained by SNL Securities LP, in which group the Company is included. For each of the Company and each such index the graph begins with June 27, 1996 (the first day of trading of the Common Stock) and ends on December 31, 2000.

PERFORMANCE GRAPH

                                                                                        NASDAQ FINANCIAL
                                      PRESTIGE BANCORP, INC.    NASDAQ - TOTAL US*           INDEX*                  SNL
                                      ----------------------    ------------------      ----------------             ---
6/27/96                                       100.00                  100.00                 100.00                 100.00
12/31/96                                      130.12                  110.49                 121.37                 108.90
12/31/97                                      194.19                  135.32                 185.62                 167.55
12/31/98                                      144.09                  190.83                 180.34                 136.16
12/31/99                                      133.08                  354.64                 179.14                 127.88
12/31/00                                       95.72                  213.38                 195.75                 135.70

                                                                               PERIOD ENDING
                                                    --------------------------------------------------------------------
                     INDEX                          06/27/96    12/31/96    12/31/97    12/31/98    12/31/99    12/31/00
- ------------------------------------------------------------------------------------------------------------------------
PRESTIGE BANCORP, INC.                               100.00      130.12      194.19      144.09      133.08       95.72
NASDAQ - TOTAL US*                                   100.00      110.49      135.32      190.83      354.64      213.38
NASDAQ FINANCIAL INDEX*                              100.00      121.37      185.62      180.34      179.14      195.75
SNL <$250M THRIFT INDEX                              100.00      108.90      167.55      136.16      127.88      135.70

* Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2001. Used with permission. All rights reserved. crsp.com.

     The Company made three cash dividend payments for the first three quarters of the year ended December 31, 2000 which amounted to $.21 per share in the aggregate. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trend. The Company does not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS

Employment Agreements for Mrs. Patricia A. White and Mr. James M. Hein

     In connection with the Conversion, the Company and the Savings Bank (collectively, the "Employers") entered into employment agreements with each of Mrs. White and Mr. Hein (individually the "Executive" and collectively the "Executives"). Pursuant to the employment agreements, the Employers employed each of the Executives for a term of two years. The term of each Executive's employment agreement shall be extended annually for an additional one-year period such that at any time the remaining term of the agreement will be from one to two years, unless, not less than 30 days prior to the annual anniversary date, a determination not to extend the agreement is made by either the Company or the Savings Bank or the Executive, or unless the Executive's employment with the Employers has been previously terminated.

     Initially, there was a single employment contract for each of Mr. Hein and Ms. White with the Employers. The OTS has requested that each of the Employers have a separate contract with each of Mr. Hein and Ms. White. This bifurcation of the employment agreements does not change in substance the terms of the agreements or the financial commitments of the Employers. The terms of the Company contract states that compensation payments under the Savings Bank contract will satisfy the corresponding compensation payments due under the Company contract. At this time, the Company is waiting for a response from the OTS concerning whether or not these bifurcated contracts must be submitted to the OTS for review.

     Each of the employment agreements shall be terminable with or without cause by the Employers. The Executive shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death; provided, however, that for the remaining term of the employment agreement, the Executive may be entitled to supplemental disability benefits upon termination of employment due to disability. In the event that (1) the Executive terminates his or her employment (a) because of failure of the Employers to comply with any material provision of the employment agreement, or
(b) for "good reason," as defined in the employment agreement as a result of certain adverse actions which are taken with respect to the Executive's employment following a Change in Control of the Company (defined below), including without limitation, (i) a change in the Executive's title or duties by the Employers, (ii) a reduction in the Executive's base salary or fringe benefits; or (iii) a relocation of the principal executive office of the Employers outside of the Pittsburgh, Pennsylvania area; or (2) prior to a Change in Control the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining term of the agreement (approximately one to two years). Following a Change in Control, if the employment agreement is terminated by the Employers without cause, or for other than the disability, retirement or death of the Executive, for purposes of determining the duration of severance pay, the remaining term of the agreement will be extended for a period of one year and the Executive, or in the event of the Executive's death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that the Executive was receiving at the time of such termination for the remaining extended term of the agreement (approximately two to three years). Under such circumstances and based upon current levels of Executive base salary, base salary and fringe benefits would continue for a period not to exceed three years and one month, resulting in a maximum base salary continuation benefit to the two Executives of $665,322 in the aggregate assuming both Executives were entitled to base salary continuation benefits, payable over approximately 37 months.

     A Change in Control is generally defined in the employment agreement to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition, directly or indirectly, by any person of 25% or more of the combined voting power of the Company's then-outstanding securities or (ii) a change in a majority of the Directors of the Company during any period of two consecutive years without the approval of at least two-thirds of the persons then still in office who were Directors of the Company at the beginning of such period.

     Each employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code"), then such payments and benefits received thereunder shall be reduced, in the manner determined by the Employer, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for Federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for Federal income tax purposes.

Employment Agreement of Mark R. Schoen

     In conjunction with the retention of Mr. Schoen as Chief Executive Officer of the Company and the Savings Bank and President of the Company, the Employers each have entered into a two-year employment agreement with Mr. Schoen. (As with Mr. Hein and Ms. White, the OTS requested that each Employer have a separate contract with Mr. Schoen.) Under the terms of those agreements, Mr. Schoen will receive a total annual salary of $120,000. In addition, he will also receive travel expenses of $250 per month, and the Employers will pay the balance of his tuition for the executive masters program he attends at the University of Pennsylvania. For calendar year 2001, the Company estimates that expense will be $36,000. In addition, if the Employers are substantially released by the OTS from the terms of the Supervisory Agreement by March 31, 2001, Mr. Schoen will receive a one-time bonus of $10,000. The terms of each contract provide that compensation payments under the Savings Bank Contract will satisfy the corresponding payments due the Company Contract and vice versa.

     Mr. Schoen's employment agreements are terminable with or without cause by the Employers. Mr. Schoen shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause, disability, retirement or death; provided, however, that for the remaining term of the employment agreements, Mr. Schoen may be entitled to supplemental disability benefits upon termination of employment due to disability. If Mr. Schoen's employment agreements are terminated by the Employers without cause, or for other than the disability, retirement or death of Mr. Schoen, Mr. Schoen, or in the event of his death, his beneficiary or estate, will be entitled to the continuation of the base salary and certain fringe benefits that Mr. Schoen was receiving at the time of such termination for the remaining term of the agreements. In the event Mr. Schoen's employment is terminated by one of the Employers but remains employed by the other Employer, Mr. Schoen shall have no claim against the former Employer.

     Each of Mr. Schoen's employment agreements provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G, then such payments and benefits received thereunder shall be reduced, in the manner determined by the Employers, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Employers for Federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for Federal income tax purposes. Under the terms of the Supervisory Agreement, any "parachute payment" is subject to approval by the OTS and Federal Deposit Insurance Corporation.

BENEFITS

DEFINED BENEFIT PLAN AND TRUST

     The Savings Bank has a Defined Benefit Pension Plan and Trust ("Defined Benefit Plan") covering substantially all of its employees. After the Conversion, the Company joined as a participant in this Defined Benefit Plan. The benefits are based on years of service and employees' compensation. Employees of the Savings Bank and the Company are eligible to participate in the Defined Benefit Plan after one year of service and attainment of age 21. In general, the Defined Benefit Plan provides for benefits to a participant payable monthly upon normal retirement at age 65 (or, if later, the 5th anniversary of the participant's original date of participation) in an amount equal to 2% of the participant's average monthly compensation multiplied by the participant's first 20 years of benefit service, plus 1% of such average monthly compensation multiplied by the participant's next 10 years of benefit service. "Years of benefit service" is limited to 30 years. "Average monthly compensation" is the average monthly compensation paid to the participant over the three consecutive plan years of benefit service which produce the highest average during the 10 years preceding the participant's retirement, death or termination of employment. Compensation means the total earnings received by the participant from the Savings Bank and the Company which are subject to Federal income tax, including salary deferrals made on behalf of a participant to the Code Section 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") maintained by the Savings Bank and the Company. A participant may elect to retire early (and receive a reduced monthly benefit) on or after the participant has attained the age of 60 and has provided 20 continuous years of service. Alternatively, a participant may elect a late retirement and receive an adjusted benefit. A year of service is any year in which an employee works a minimum of 1,000 hours. Under the Defined Benefit Plan, a participant's benefits are fully vested after five years of benefit service at a rate of 20% after two years and an additional 20% for each additional year. In addition, a participant's benefits are fully vested upon the participant attaining the normal retirement age of 65 or provided the participant is still employed by the Savings Bank and the Company, upon the participant attaining the early retirement age of 60 and having been employed by the Savings Bank and the Company for at least 20 consecutive years. The rights of a participant under the Defined Benefit Plan also vest automatically upon the death or disability of such participant.

     Payment of benefits under the Defined Benefit Plan generally will be made in the form of a guaranteed annuity payable monthly for as long as the participant lives. If the participant dies before receiving 120 monthly payments, the remainder of the 120 payments will be paid to the participant's designated beneficiary. The automatic form of benefit is a life annuity to an unmarried participant and a qualified joint and survivor annuity to a married participant, although alternative forms of benefits are available. The Defined Benefit Plan also provides a qualified pre-retirement survivor annuity and a pre-retirement death benefit in the event of death of the participant prior to retirement.

     The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Defined Benefit Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

                               PENSION PLAN TABLE

 THREE YEAR                                YEARS OF CREDITED SERVICE
   ANNUAL      ---------------------------------------------------------------------------------
  AVERAGE      10 YEARS OF   15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF
COMPENSATION     SERVICE       SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
- ------------   -----------   -----------   -----------   -----------   -----------   -----------
  $ 20,000       $ 4,000       $ 6,000       $ 8,000       $ 9,000       $10,000       $10,000
  $ 30,000       $ 6,000       $ 9,000       $12,000       $13,500       $15,000       $15,000
  $ 40,000       $ 8,000       $12,000       $16,000       $18,000       $20,000       $20,000
  $ 50,000       $10,000       $15,000       $20,000       $22,500       $25,000       $25,000
  $ 60,000       $12,000       $18,000       $24,000       $27,000       $30,000       $30,000
  $ 70,000       $14,000       $21,000       $28,000       $31,500       $35,000       $35,000
  $ 80,000       $16,000       $24,000       $32,000       $36,000       $40,000       $40,000
  $ 90,000       $18,000       $27,000       $36,000       $40,500       $45,000       $45,000
  $100,000       $20,000       $30,000       $40,000       $45,000       $50,000       $50,000
  $125,000       $25,000       $37,500       $50,000       $56,250       $62,500       $62,500
  $150,000       $30,000       $45,000       $60,000       $67,500       $75,000       $75,000
  $175,000       $35,000       $52,500       $70,000       $78,750       $87,500       $87,500

     At December 31, 2000, Mrs. White and Mr. Hein had 35 and 14, respectively, years of benefit-credited service under the Defined Benefit Plan. Benefits under the Defined Benefit Plan are computed on the basis of straight-life annuity with 120 guaranteed payments. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security benefits.

     For the years ended December 31, 2000, 1999 and 1998 the Defined Benefit Plan funding payments amounted to $193,502, $158,908 and $81,505 respectively. For additional information about the Defined Benefit Plan, see Note 12 of the Notes to the Financial Statements set forth in the 2000 Annual Report to Stockholders.

401(k) PLAN AND TRUST

     Effective January 1, 1994, the Savings Bank adopted a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). After the Conversion, the Company joined the Savings Bank as a participant in this 401(k) Plan. The

401(k) Plan has no age or service requirements to participate in the 401(k) Plan. In general, the 401(k) Plan allows each participant through a salary reduction arrangement to elect to have his or her compensation paid by the Savings Bank during the plan year reduced by up to 7%. The Savings Bank and the Company may make matching contributions on behalf of all participants equal to a discretionary percentage, to be determined by the Savings Bank and the Company, of the participant's elective salary reduction. In addition, the Savings Bank and the Company may make a discretionary contribution which is not limited to its current or accumulated net profit, to be allocated in the same proportion as each participant's Compensation bears to the total of such Compensation for all participants. All employer contributions are discretionary, and not mandatory. Participants are provided with the opportunity to direct the investment of their account balances in the 401(k) Plan through one or more investment funds. Contributions made by a participant through a salary reduction arrangement are credited to a participant's elective account, are fully vested when made and cannot be forfeited for any reason. Employer contributions, if any, are credited to an employer contribution account for each participant. A participant is fully vested in the employer contribution account after five years of credited service with the Savings Bank or the Company. If the participant terminates employment for any reason other than normal retirement at age 65, late retirement, death or total and permanent disability, any amount in the employer contribution account which is not vested will be forfeited. For the years ended December 31, 2000, 1999 and 1998, neither the Company nor the Savings Bank made a matching or other discretionary contribution to the 401(k) Plan.

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

     In connection with the Conversion, the Company established, and the Savings Bank adopted, an Employee Stock Ownership Plan (the "ESOP") for employees of the Company and the Savings Bank. Employees who have been credited with at least 1,000 hours of service in a 12-month period and attained the age of 21 are eligible to participate.

     As part of the Conversion, the ESOP borrowed $770,410 from the Company to fund the purchase of 8% of the Common Stock issued in connection with the Conversion. The loan to the ESOP will be repaid principally from the Company's and the Savings Bank's contributions to the ESOP over a period of 15 years, and the collateral for the loan will be the Common Stock purchased by the ESOP and remaining unallocated to participant accounts. The interest rate for the ESOP loan is a fixed rate of 7%. The Company or the Savings Bank may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, through the original issuance of additional shares by the Company or through the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company or the Savings Bank. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held by the Trustees in a suspense account and released on a pro-rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation for the year of allocation. Forfeitures will be reallocated among remaining participating employees. Participants will vest in their right to receive their account balances within the ESOP at the rate of 20% per year, starting with completion of their third year of credited service, until 100% vesting is achieved after seven years of credited service. For purposes of vesting, credit was given for years of service with the Savings Bank prior to the adoption of the ESOP. If not vested earlier, participants will become 100% vested in the ESOP upon the attainment of age 65, death, disability or termination of the ESOP. Benefits may be payable upon retirement, disability or separation from service. The Company's and the Savings Bank's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     The Board of Directors of the Company appointed a Committee of Messrs. Schoen and Hein to administer the ESOP who also serve as Trustees. Under the ESOP, the Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted by the ESOP Trustees in the same ratio on any matter as to those shares for which instructions are given.

STOCK OPTION PLAN

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a 1997 Stock Option Plan for the Company and its subsidiaries at the Annual Meeting of the Company held on April 23, 1997 (the "Stock Option Plan"). The Stock Option Plan provides for the grant of incentive stock options ("Incentive Stock Options") and non-incentive or compensatory stock options ("Non-Incentive Stock Options"); the Incentive Stock Options and the Non-Incentive Stock Options are referred to herein collectively as "Stock Option Awards" or "Options"). The Company may award Incentive Stock Options and/or Non-Incentive Stock Options to acquire shares of Common Stock from time to time to officers and key employees (excluding non-employee directors) of, and other persons providing services to, the Company, the Savings Bank and certain affiliates participating in the Stock Option Plan (collectively the "Employees"). Incentive Stock Options may only be granted to Employees. Non-employee directors of the Company or the Savings Bank participating in the Stock Option Plan are not eligible to receive discretionary Incentive Stock Options, but may only receive Non-Incentive Stock Options awarded pursuant to a formula system. No recipient of a Stock Option Award shall have any rights of a stockholder of the Company, including, without limitation, voting and dividend rights, until shares of Common Stock are issued to him and he becomes the record owner of such shares.

     The Stock Option Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company (the "Committee") to make recommendations concerning the level of the discretionary Stock Option Awards and other administrative issues that arise during the operation of the Stock Option Plan. Under the Stock Option Plan, the Board of Directors of the Company determines which Employees will be granted options, whether such options will be Incentive Stock Options or Non-Incentive Stock Options, the number of shares subject to each Option, the exercise price (which must be at least fair market value at the time of the grant of the Option), and whether such Options may be exercised by delivering other shares of Common Stock and when such Options become exercisable. Each Non-Incentive Stock Option and Incentive Stock Option will be evidenced by a stock option agreement. Incentive Stock Options are further restricted by the terms of the Internal Revenue Code.

     Under the Stock Option Plan, non-employee directors of the Company and the Savings Bank participating in the Stock Option Plan will receive Non-Incentive Stock Options on a formula basis. Subject to availability of shares of Common Stock allocated to formula awards, (i) each new non-employee director of the Company or the Savings Bank participating in the Stock Option Plan, will receive Non-Incentive Stock Options for 1,000 shares of Common Stock upon election to the Board of Directors of the Company or the Savings Bank, and (ii) following the annual meeting of the stockholders, each non-employee director of the Company or the Savings Bank participating in the Stock Option Plan will receive Non-Incentive Stock Options for 100 shares of Common Stock in consideration for serving as a director, the chairperson of the Board of Directors of the Company shall be awarded additional Non-Incentive Stock Options for 100 shares of Common Stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Stock Option Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) will be limited to receiving formula awards under the Stock Option Plan with respect to the one directorship that provides the formula award offering the greatest number of shares of Common Stock, and will be prohibited from receiving formula awards with respect to any other directorship.

     The per share exercise price of Options will be at least equal to the fair market value of a share of Common Stock on the date the option is granted. All Options become vested and exercisable, subject to certain exceptions, at a rate and subject to such limitations as may be determined by the Board at the time of the grant, which vesting rate will be no greater than 20% per year beginning one year from the date of the grant of the Stock Option Award. Under certain circumstances, the Stock Option Awards may be revoked for misconduct.

     A total of 116,285 (adjusted for stock dividends) shares of Common Stock was reserved for issuance pursuant to the Stock Option Plan, which is 10% of the Common Stock issued in connection with the Conversion.

A total of 16,280 (adjusted for stock dividends) shares of Common Stock were reserved for purposes of making Non-Incentive Stock Option formula awards to non-employee directors under the Stock Option Plan, and all formula awards are subject to the availability of shares of Common Stock from such reserves, including forfeitures. As of December 31, 2000, the Company has granted unexercised and outstanding Stock Option Awards to directors, officers and employees of the Company and the Savings Bank to purchase an aggregate of 85,097 (adjusted for stock dividends) shares of Common Stock at exercise prices ranging from $9.625 per share to $20.60 per share. This figure has been reduced as result of forfeitures. Shares of Common Stock needed to satisfy exercises of options may be acquired through open market purchases, or may be satisfied through the use of authorized but unissued Common Stock. The current policy of the Board of Trustees is to use treasury stock or to acquire Common Stock in the open market to satisfy any exercised Options.

MANAGEMENT RECOGNITION AND RETENTION PLAN AND TRUST

     The shareholders of the Company, at the recommendation of the Board of Directors, adopted a Management Recognition and Retention Plan and Trust for the Company and its subsidiaries (the "Recognition Plan") at the Annual Meeting of the Company held on April 23, 1997. Officers and key employees of the Company and the Savings Bank, as well as non-employee directors of the Company and the Savings Bank, are eligible to receive benefits under the Recognition Plan.(1)

     The Recognition Plan is administered and interpreted by the Board of Directors of the Company. The Board of Directors of the Company has the option to appoint an advisory committee of two or more non-employee directors of the Company (the "Committee") to make recommendations concerning the award of Common Stock under the Recognition Plan and other administrative issues that arise. The Board of Directors of the Company has chosen Mark R. Schoen and James M. Hein as Trustees for the Recognition Plan.

     Awards under the Recognition Plan to officers and key employees are at the complete discretion of the Board of Directors of the Company. Non-employee directors of the Company and the Savings Bank have received, and will receive, awards of Common Stock on a formula basis. Under the formula applicable to non-employee directors on the date of the adoption of the Recognition Plan, each non-employee director of the Company and each non-employee director of the Savings Bank serving as a Director of the Company or the Savings Bank immediately after the adoption of the Recognition Plan was granted in 1997 an award of 1,000 shares of Common Stock plus 100 additional shares of Common Stock for each full year of service as a non-employee director of the Savings Bank. Subject to the availability of shares of Common Stock allocated to formula awards, (i) each new non-employee director of the Company or the Savings Bank participating in the Recognition Plan will receive an award of 1,000 shares of Common Stock upon election to the Board of Directors of the Company or the Savings Bank, and (ii) following the annual meeting of the stockholders, each non-employee director of the Company or the Savings Bank participating in the Recognition Plan will receive an award of Common Stock of 100 shares in consideration for serving as a director, and the chairperson of the Board of Directors of the Company shall be awarded an additional 100 shares of Common Stock. Any person serving in the capacity of a non-employee director for more than one corporation participating in the Recognition Plan (i.e. a person serving as a non-employee director of the Company and the Savings Bank) will be limited to receiving formula awards under the Recognition Plan with respect the one directorship that provides the formula award offering the greatest number of shares, and will be prohibited from receiving awards with respect to any other directorship.

     Shares of Common Stock granted pursuant to the Recognition Plan will be in the form of restricted stock to be earned and distributed, subject to certain exceptions, over a five-year period at a rate of 20% per year, beginning one year from the date of the grant of the award. Under certain circumstances, the awards may be revoked for misconduct.

     Until shares awarded to a recipient under the Recognition Plan have been earned and distributed, they may not be sold, pledged or otherwise disposed of and are required to be held in the Recognition Plan Trust. Under the terms of the Recognition Plan, all shares which have been awarded, but not yet been earned and distributed, are

- ---------------

    1 Under the terms of the Recognition Plan, affiliates of the Company may participate in the Recognition Plan. At this time there are no eligible affiliates of the Company except for the Savings Bank.

required to be voted by the Trustees in accordance with the directions of the recipients, and if no direction is provided by the recipient, the shares will not be voted by the Trustees. The Trustees will vote unawarded shares in the same proportion as they receive instructions from recipients with respect to the awarded shares which have not yet been earned and distributed. In the event that a tender offer is made, the Trustees shall tender shares held by the Trustees which have not been earned and distributed in the same proportion in which a recipient tenders shares which have been earned and distributed. Any cash dividends or stock dividends, declared in respect of each share held by the Recognition Plan Trust, to the extent such dividends are attributable to vested and nonforfeitable shares will be paid by the Recognition Plan Trust as soon as practicable after the Recognition Plan Trust's receipt thereof to the recipient on whose behalf such share is then held by the Recognition Plan Trust. To the extent such dividends are attributable to shares that are not vested and nonforfeitable, such dividends will be retained in the Recognition Plan's Trust and paid, as soon as practical after the shares become vested and non-forfeitable, to the recipient on whose behalf the shares are held in the Recognition Plan's Trust; provided that if such shares so held are forfeited, such retained dividends will be allocated to the Plan Share Reserve (as defined in the Recognition Plan).

     A total of 46,513 shares of Common Stock (adjusted for stock dividends) has been reserved for issuance pursuant to the Recognition Plan, which is 4% of the Common Stock issued in connection with the Conversion. A total of 11,627 (adjusted for stock dividends) shares of Common Stock was reserved for purposes of making formula awards under the Recognition Plan, and all formula awards are subject to the availability of shares of 'Common Stock from such reserves, including forfeitures. This figure has been reduced as a result of forfeitures. Shares in the Recognition Plan were acquired through open market purchases. The Company has available sufficient shares of Common Stock to satisfy the awards outstanding as they vest. The Company granted outstanding shares of Common Stock to directors, officers and employees of the Company and the Savings Bank under the Recognition Plan in an aggregate of 44,507 (adjusted for stock dividends) shares of Common Stock. This figure has been reduced as result of forfeitures.

     Voting rights with respect to the held shares of the Recognition Plan Trust have been allocated among the beneficiaries of such Trust pro rata in accordance with the ratio of the awarded shares of a beneficiary to the total number of the awarded shares.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Federal law requires that all loans or extensions of credit to executive officers and directors must be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Savings Bank's policy provides that all loans made by the Savings Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

     As of December 31, 2000, John A. Stiver, a Director of the Company and the former Chief Executive Officer of the Company and the Savings Bank and the Chairman of the Board of the Company and the Savings Bank and the former President of the Company, and C&J Leasing Co. (of which Mr. Stiver is owner) have borrowings from the Company and the Savings Bank with a total aggregate balance of $675,364. The largest aggregate balance during 2000 of Mr. Stiver's loans (and his affiliates) was $680,275. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These extensions do not involve more than the normal risk of collectability or present other unfavorable features. Mr. Stiver also leases space from the Savings Bank for his offices at an annual rental of $13,800, which management believes is generally comparable to rates chargeable to unrelated third parties for rentals of similar space. Please see "Executive Compensation" above for the compensation earned by Mr. Stiver as Chief Executive Officer of the Company and the Savings Bank until his termination on November 15, 2000.

     As Chairman, Chief Executive Officer and President of the Savings Bank, Mr. Stiver executed and issued on December 9, 1999, under his signature, Letter of Credit No. V0036 of the Savings Bank in the stated amount of US$627,243 for the account of M-S Supply Company, LLC ("M-S Supply") and for the benefit of the Rashtriya Ispat Nigam Limited, Visakhapatnam, India. Mr. Stiver is an owner of, and CEO of, M-S Supply. Pursuant to subsequent amendments to the Letter of Credit, the stated amount of the Letter of Credit was increased to US$645,000. This Letter of Credit was not presented to loan committee or the Board of Directors of the Savings Bank for approval. The Savings Bank received no fees or other compensation for issuance of the Letter of Credit. No collateral was posted to secure the reimbursement obligation of M-S Supply. The beneficiary of the Letter of Credit drew on the Letter of Credit on January 14, 2000, and the Savings Bank has been fully reimbursed for the drawings presented under the Letter of Credit. The Board of Directors became aware of this credit arrangement in November, 2000. The Board of Directors believes that the Savings Bank has no further obligations under this Letter of Credit.

     In addition, Mr. Stiver's accounting firm prepared the federal and state tax returns and filings of the Company and the Savings Bank for the fiscal year ending December 31, 1999 and during 2000 received fees of $5,900 for this service. Another accounting firm has been retained to prepare the federal and state tax returns and filings of the Company and the Savings Bank due during 2001.

     Effective December 30, 1998, the Company had committed to make a loan to Mr. Stiver of $250,000 as part of the terms of his employment contract. The Board of Directors believes that the terms of this loan, including interest rate, repayment schedule and assignment of life insurance as collateral, are comparable to terms available to third party borrowers of the Savings Bank. As of December 31, 2000, the outstanding balance of this loan was $217,029. The termination of Mr. Stiver's employment contract has no effect on the terms of this loan.

     Charles P. McCullough, a Director of the Savings Bank, is an attorney and a shareholder with the law firm of Tucker Arensberg, P.C., which has been retained by the Savings Bank and the Company with respect to certain legal matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue.

     George Brikis became a Director of the Savings Bank on January 17, 2001. Mr. Brikis is a financial consultant and the owner of Brikis Financial Services Co., which has been retained by the Savings Bank with respect to certain financial matters on an ongoing basis. The Company and the Savings Bank expect this relationship to continue. Mr. Brikis commenced his consulting work for the Savings Bank on October 16, 2000 and received payments of $16,265 for work in 2000. Mr. Brikis will receive consulting fees of $16,000 for each month of work through April 2001.

     The Board of Directors approved a line of credit of $178,000 for Mr. Macosko secured by a first lien mortgage on the personal residence of Mr. Macosko the outstanding balance under this line of credit bears interest at a variable rate based on the prime rate. All outstandings under this line of credit shall be due and payable, if not previously paid, on August 1, 2015. The outstanding principal balance of this line of credit on December 31, 2000 was $6,609. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     The Board of Directors approved a mortgage on the personal residence of Mr. Schoen for $212,710 at an adjustable rate of 7.75% for a term of 30 years. The Board of Directors believes that the terms of this loan are comparable to terms available to third party borrowers of the Savings Bank.

     At December 31, 2000, no other directors or executive officers or their affiliates, had aggregate loan balances in excess of $60,000. Other than Mr. McCullough or Mr. Brikis, no such individual, or his or her affiliate, had engaged in any transaction during the year ending December 31, 2000, and is not a party to a present or proposed transaction, with the Company or the Savings Bank with a value in excess of $60,000. The aggregate amount of loans to insiders at December 31, 2000 was $894,683.

     The Savings Bank retained media services from a company owned by the brother of one of the Savings Bank's officers. The total costs for such services in 2000, 1999 and 1998 were $50,347, $42,740 and $30,249 respectively.

              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS

     Arthur Andersen LLP were the independent public accountants for the Company and the Savings Bank for the 2000 fiscal year. The Board of Directors has approved the selection of Arthur Andersen LLP as its auditors for the 2001 fiscal year, subject to ratification by the Company's stockholders. A representative of Arthur Andersen LLP will be present at the Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he or she so desires.

     Neither the rules nor regulations of the Securities and Exchange Commission nor the rules of NASDAQ for issues traded through NASDAQ require that the selection of auditors be submitted to stockholders for approval. The selection of auditors is an issue for stockholder approval for companies traded on the New York Stock Exchange. Management believes the selection of auditors is of particular interest to stockholders. Therefore, management desires to present the ratification of auditors to the stockholders of the Company. In the event that the Proposal II is not approved, management will begin to interview public accounting firms for hire as the new independent auditors of the Company.

     RATIFICATION OF THE APPOINTMENT OF THE AUDITORS REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY THE STOCKHOLDERS OF THE COMPANY AT THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AND THE SAVINGS BANK'S AUDITORS.

                      FINANCIAL INFORMATION--ANNUAL REPORT

     The audited financial statements of the Company for its fiscal year ended December 31, 2000, prepared in conformity with accounting principles generally accepted in the United States, are included in the Company's 2000 Annual Report to Stockholders which accompanies this Proxy Statement. These audited financial statements are incorporated herein by reference. Any stockholder who has not received a copy of the Company's 2000 Annual Report to Stockholders may obtain a copy by writing to the Secretary of the Company.

     Stockholders may receive without charge a copy of the Company's Annual Report or the Form 10-K filed with the Securities and Exchange Commission under the 1934 Act for the year ended December 31, 2000, by writing to the Secretary of the Company. Upon written request to the Secretary, the Company will furnish at no cost to any stockholder copies of the exhibits to the Annual Report or the Form 10-K.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

                                 MISCELLANEOUS

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

                             STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such Meeting must be received at the Company's executive offices at 710 Old Clairton Road, Pleasant Hills, Pennsylvania 15236, no later than February 25, 2002. Any such proposals shall be subject to the terms of the Articles of Incorporation of the Company, requirements of the proxy rules adopted under the 1934 Act and applicable law.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /S/ VICTORIA A. BROWN
                                    Victoria A. Brown
                                    Secretary

Pleasant Hills, Pennsylvania
March 28, 2001

                                                                      APPENDIX A

                             PRESTIGE BANCORP, INC.
                            AUDIT COMMITTEE CHARTER

                                    MAY 2000

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors of Prestige Bancorp, Inc. (the "Company") in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system;

     - Review and appraise the audit efforts of the Company's independent accountants and internal auditing personnel; and

     - Provide open communication among the independent accountants, financial and senior management, auditing personnel and the Board of Directors.

II. STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Company's Directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In doing so, it is the responsibility of the Audit Committee to maintain free and open means of communication between all parties of the Board, management, and internal and external auditors.

III. COMPOSITION

The Audit Committee shall be comprised of three or more Directors as determined by the Board, each of whom shall be independent Directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Audit Committee will have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

IV. MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee has the ability to meet at least annually with management or independent auditors or accountants in separate sessions to discuss matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least the Chair, will meet with the independent accountants and management quarterly to review the Company's financials.

V. RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board of Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the Audit Committee will:

     - Provide an open avenue of communication between internal auditors, the independent accountant and the Board of Directors;

     - Review and update the Committee's charter annually;

     - Review with management and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company;

     - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized;

     - Review with the independent auditors, the Company's internal auditor the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable;

     - Review the internal audit function of the Company including independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors;

     - Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan;

     - Review the financial statements in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Changes in accounting principles should also be reviewed at this time;

     - Provide sufficient opportunity for the internal and independent auditors to meet with the Audit Committee without members of management. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit;

     - Review programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

     - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors; and

     - Investigate any matter brought to its attention within the scope of its duties, and retain help for this purpose if appropriate.

     The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

                                REVOCABLE PROXY
                             PRESTIGE BANCORP, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2001

     KNOW ALL PERSONS BY THESE PRESENT that the undersigned shareholder of Prestige Bancorp, Inc. (the "Company"), hereby appoints Mark R. Schoen and Patricia A. White, or any of them, true and lawful attorneys with power of substitution of each, to vote all shares of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on April 25, 2001 at Salvatore's, 5001 Curry Road, South Baldwin, Pennsylvania, at 10:30 A.M. (local time) and at any adjournment thereof.

     The undersigned hereby revokes any proxy heretofore given with respect to such shares. Discretionary authority is hereby conferred as to all other matters as may properly come before the Annual Meeting.





     Please be sure to sign and date             Date --------------------------
       this Proxy in the box below.

- --------------------------------------------------------------------------------

Stockholder sign above                  Co-holder (if any) sign above-----------


1. Election of Directors for Terms           For          With-       For All
   Expiring 2004 (except as marked to                     hold        Except
   the contrary below):                      [ ]           [ ]          [ ]

   PATRICIA A. WHITE, MICHAEL R. MACOSKO
   AND MORRIS PROPP
   (Each Such Nominee is Supported by the Majority of the Board of Directors.)

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


- --------------------------------------------------------------------------------

2. Ratification of Appointment of Auditors.  For        Against       Abstain
                                             [ ]          [ ]           [ ]

     THIS PROXY IS SOLICITED ON BEHALF OF THE MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY. The above proposals have been put forth by the majority of the Board of Directors of the Company. The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this card. IF NO CHOICE IS INDICATED FOR A PROPOSAL, THIS PROXY WILL BE VOTED AFFIRMATIVELY ON SUCH PROPOSAL.

     PRESTIGE BANCORP, INC. (THE "COMPANY") ANNUAL MEETING TO BE HELD ON APRIL 25, 2001 AT 10:30 A.M. LOCAL TIME FOR THE SHAREHOLDERS OF THE COMPANY AS OF MARCH 12, 2001.

     The undersigned acknowledges that (s)he has received a Proxy Statement and Annual Report of the Company prior to signing this Proxy.

     Please sign EXACTLY as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, guardian, trustee, custodian, etc. please give full title as such. If a corporation or partnership, please sign the full name by an authorized officer or partner. If stock is owned jointly, all parties must sign.


- --------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                             PRESTIGE BANCORP, INC.
                             710 OLD CLAIRTON ROAD
                            PLEASANT HILLS, PA 15236


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

HAS YOUR ADDRESS CHANGED?

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